EXHIBIT 99.1
CALCULATION OF THE MAXIMUM NOTES BALANCE AT DECEMBER 31, 2005
UNDER THE SENIOR SECURED NOTES FACILITY DATED JANUARY 13, 2005
(dollars in thousands)

I. Lesser of:

A. the product of:

1. the Free Cash Flow Multiple	8.0x
Multiplied by
2. Services Business Free Cash Flow	$7,980

	$63,840

Or

B. the product of:

x. 2.0 times	2.0x
multiplied by
y. Services Business Revenue	$21,583

	$43,166

		$43,166
II. Lesser of

1. 50% of the results of the immediately preceding clause (I)	$21,583

2. 30% of the Company’s After-tax PV10	$13,055

		$13,055

III. 10% of the Company’s After-tax PV10		$4,352

Maximum Notes Balance = (I) + (II) + (III)		$60,573

Aggregate Notes Outstanding at Determination Date		$45,000

Company’s After-tax PV10 as of December 31, 2005		$43,517

Services Business Revenue {Section 2(a)(xxxx)}		$21,583

Services Business Free Cash Flow {Section 2(a)(xxxix)}
Services Business operating income	$6,712
Services Business depreciation and amortization expense	1,268
Less: Any net operating income from affiliates	—

(A) Services Business net operating income before interest, taxes, depreciation and amortization		$7,980

(B) Aggregate interest paid on permitted indebtedness		25

Services Business capital expenditures	$4,235
Less: Service Business equipment sales procces	(31)
Less: Issuances of stock by Infinity, less costs	(4,707)

	—
Less: Aggregate interest expense	(25)

Services Business capital expenditures, not funded	(25)	(25)

		$7,980